Investor Presentation Nasdaq:TIRX (Proposed) Holdings Ltd. January 2021 Issuer Free Writing Prospectus Dated January 7, 2021 Filed Pursuant to Rule 433 Relating to Preliminary Prospectus Dated December 23, 2020 Registration Statement No. 333 - 235727

This presentation includes statements that are, or may be deemed, "forward - looking statements . " In some cases these forward - looking statements can be identified by the use of forward - looking terminology, including the terms "believes," "estimates," "anticipates," expects," "plans," intends," "may," "could," "might," "will," "should," "approximately," "potential," or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in several places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, insurance market in China and the prospects of our insurance brokerage business as stated herein . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in our Registration Statement of Form F - 1 filed with the Securities and Exchanged Commission on December 27 , 2019 , for our proposed initial public offering (the "Registration Statement") . In addition, even if our results of operation, financial conditions and liquidity, and the development of the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation . This presentation highlights basic information about us and the offering . Because it is a summary, it does not contain all of the information that you should consider before investing . You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and any forward - looking statements . We have filed a Registration Statement (including a prospectus) with the SEC for the offering to which this presentation relates . The Registration Statement has not become effective yet . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC Web site at http : //www . sec . gov . The preliminary prospectus, dated December 23 , 2020 , is available on SEC Website at : https : //www . sec . gov/Archives/edgar/data/ 1782941 / 000110465920139020 /tm 2039229 d 1 _f 1 a . htm#a 001 _v 1 Alternatively, we or any selling agent participating in the offering will arrange to send you the prospectus if you contact Network 1 Financial Securities, Inc . , 2 Bridge Ave, Suite # 241 , Red Bank, NJ 07701 , or by calling + 1 (800) - 886 - 7007 . 2 Disclaimer

3 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. Table of Contents 1 2 3 4 5 Offering Summary Industry Analysis Business Overview Management and Directors Financial Highlights

4 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. PART 0 1 Offering Summary

5 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. Investment Highlight Offering 57 property and casualty insurance and 131 life insurance products from more than 40 insurance company partners, as well as institutional risk management services Effective combination of branch offices and online insurance product portal Needbao to provide quality service and drive future expansion China’s independent insurance intermediary market is experiencing rapid growth due to increasing demands for insurance products by the Chinese population Long term cooperating agreements with insurance company partners Diversified Product Portfolio Offline + Online Market Potential Strong Business Relationships See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. Investment Highlight

6 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. Offering Summary Issuer Tian Ruixiang Holdings Ltd Securities Class A Ordinary Shares Proposed Exchange/Ticker Nasdaq Capital Market : TIRX Pre - Offering Shares Outstanding 3 , 750 , 000 Class A Ordinary Shares + 1 , 250 , 000 Class B Ordinary Shares Number of Shares Offered 3 , 000 , 000 Class A Ordinary Shares ( 3 , 450 , 000 if full exercise of the underwriters’ over - allotment option) Post - Offering Shares Outstanding 6 , 750 , 000 Class A Ordinary Shares ( 7 , 200 , 000 if full exercise of the underwriters’ over - allotment option) + 1 , 250 , 000 Class B Ordinary Shares Offering Price per Share $ 4 . 00 ~ $ 4 . 50 Gross Proceeds $ 12 Million ~ $ 13 . 5 Million Use of Proceeds (i) 60%: Opening up new branches (ii) 20%: Research, development and operational investment on our new Internet Insurance Center (iii) 20%: General working capital Underwriter Network 1 Financial Securities, Inc .

7 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. PART 0 2 Industry Analysis

8 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. Industry – Insurance Market T otal insurance premium income in China grew at a CAGR of 15.6% between 2012 and 2019 and reached RMB 4,264.5 billion (approximately $612 billion) in 2019 Source: CBIRC China Insurance Premium Income and Growth Rate from 2007 to 2019 (in 100 million RMB) 7,036 9,784 11,137 14,528 14,339 15,488 17,222 20,235 24,283 30,959 36,581 38,017 42,645 39.1% 13.8% 30.4% - 1.3% 8.0% 11.2% 17.5% 20.0% 27.5% 18.2% 3.9% 12.2% -5.0% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 40.0% 45.0% - 5,000 10,000 15,000 20,000 25,000 30,000 35,000 40,000 45,000 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 Insurance company premium income Annual growth rate

9 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. Industry – Insurance density and depth • China’s insurance density grew at a CAGR of 22.88% between 2010 and 2018 and reached RMB2,724 (approximately $406) in 2018 while China’s insurance penetration rate has increased from 3.04% in 2011 to 4.3% in 2019 with an average annual increase of 0.16% ( “The Analysis Report on Financial Inclusion Indicators in China in 2018” by the People’s Bank of China; CBIRC ) China Insurance Depth Source: People's Bank of China Financial Consumption Rights Protection Bureau “ the Analysis Report on Financial Inclusion Indicators in China in 2018”; CBIRC China Insurance Density (Unit: Yuan) Source: People's Bank of China Financial Consumption Rights Protection Bureau “ the Analysis Report on Financial Inclusion Indicators in China in 2018”; CBIRC 968 1,047 1,131 1,266 1,518 1,766 2,239 2,632 2,724 3,046 - 500 1,000 1,500 2,000 2,500 3,000 3,500 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 3.14% 3.04% 2.98% 3.03% 3.18% 3.52% 4.16% 4.42% 4.22% 4.30% 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 3.00% 3.50% 4.00% 4.50% 5.00% 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019

10 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. • By the end of 2018, 499 of 2,647 professional insurance intermediary firms in China were insurance brokers ( CIRC ) • China’s professional insurance intermediaries are still at their early stage of development in terms of capital, business inc ome , technology and service capabilities, and the collective market share of professional insurance intermediaries is still very s mal l compared to the market share of the other distribution channels • Consumer demand will drive the growth of the professional insurance intermediary sector • Competition among insurance companies will force expansion of distribution channels • The favorable regulatory environment will benefit professional insurance intermediaries Source: website of CIRC Source: 2018 China insurance yearbook Insurance Broker Market 6.3% 6.5% 6.7% 7.3% 7.0% 42.2% 37.9% 34.2% 34.6% 36.2% 38.1% 38.8% 39.5% 37.9% 38.1% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 40.0% 45.0% 2011A 2012A 2013A 2014A 2015A Professional intermediaries Part-time agency Salesman 1,853 1,823 1,770 1,767 1,764 1,725 1,730 1,741 1,790 292 416 434 438 445 445 470 490 499 289 305 315 320 337 333 364 365 353 2,434 2,544 2,519 2,525 2,546 2,503 2,564 2,596 2,642 - 500 1,000 1,500 2,000 2,500 3,000 2010 2011 2012 2013 2014 2015 2016 2017 2018 Insurance agent Insurance broker Insurance public valuator Total

11 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. Our principal competitors include: • Professional insurance intermediaries. The professional insurance intermediary sector in China is still in the developing stage, accounting for about 12% of the total insurance premiums generated in China in 2018, according to CIRC. Stricter governmental supervision, industry regulation, and difficulty of obtaining the required operating license increase the barrie r of entry into this industry. With increasing consolidation expected in the insurance intermediary sector in the coming years, we expect competition within this sector to intensify. • Insurance companies. We compete against insurance companies that rely on their own sales force to distribute their products. • Other business entities. In China, some business entities may distribute insurance products as an ancillary business; primarily commercial banks, postal offices, car dealers, and hospitals. According to the China Insurance Yearbook issued by the China Insurance Regulatory Commission in 2018, in 2017, there were 3 insurance brokers with annual income exceeding RMB 1 billion, 44 exceeding RMB 100 million, and 135 exceeding RMB 20 million. Competition

12 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. PART 0 3 Business Overview

13 Corporate Structure

天睿祥 TRX INSURANCE BROKERS



"TRX"
100%
Offshore
Onshore
Contractual arrangements
100%
"TRX ZJ"
PRC,2010
branch
99.8%

2010
Zhejiang Tianruixiang Insurance Broker Co., Ltd.

2015
Hebei Hengbang Insurance Assessment Co., Ltd.

2016
Beijing Wandezhonggai Management Consulting Co., Ltd.
Need Bao (Beijing) Network Technology Co., Ltd.
Tianyi Duowen (Beijing) Network Technology Co., Ltd.

2018
Zhejiang Tianruixiang Insurance Broker Co., Ltd. Shanxi Branch
Zhejiang Tianruixiang Insurance Broker Co., Ltd. Qingdao Branch
Zhejiang Tianruixiang Insurance Broker Co., Ltd. Beijing Branch

2019
TIAN RUIXIANG Holdings Ltd. ("TRX" or "the company")
TRX HONG KONG INVESTMENT LIMITED
Beijing Tianruixiang Management Consulting Co., Ltd.
Zhejiang Tianruixiang Insurance Broker Co., Ltd. Chongqing Branch
Zhejiang Tianruixiang Insurance Broker Co., Ltd. Hubei Branch
Zhejiang Tianruixiang Insurance Broker Co., Ltd. Hunan Branch
Zhejiang Tianruixiang Insurance Broker Co., Ltd. Shanxi Branch
Zhejiang Tianruixiang Insurance Broker Co., Ltd. Jiangsu Branch

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

14 Automobil e 30% Commerci al property 3% Liability 37% Life 5% Accidental injury 9% Health 5% Others 11% Company Overview 8 Branches* (Xi'an, Qingdao, Beijing, Changsha, Wuhan, Taiyuan, Nanjing, Chongqing ) 40 + Insurance Company Partners* 1,182/ 5,997 Institutional /Individual Customers in FY19** 188 Insurance Products Carried* We are an insurance broker distributing a wide range of insurance products underwritten by insurance companies to enterprise and individual customers in China • Incorporated in 2010 • C urrent management took over in 2016 • Acts on behalf of our customers seeking insurance coverage from insurance companies and receive commissions paid by insurance company partners, typically based on a percentage of the premium paid by the insured • Carries 57 property and casualty insurance and 131 life insurance products from 40+ insurance companies (as of today) • Launched institutional risk management services for enterprise customers in December 2018 • Launched online insurance product platform – Needbao in June 2019 * As of the date of this presentation ** FY ended October 31 ***1H20 numbers are unaudited $2 Million Revenues in FY 19 ** 1HFY20*** Sales Percentage by Insurance Products

15 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. Our Partners 40+ insurance company partners For 1H20, our top 5 insurance company partners accounted for 77.2% of our total commissions: • PICC Beijing Branch, 26.1% • Ping An Property Insurance of China Incorporated Company’s Beijing Branch, 23.6% • Ping An Property Insurance of China Incorporated Company’s Foshan Branch, 16.1% Note: FY ended October 31 1H20 numbers are unaudited

16 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. Customers 0 1,548 8,291 5,997 607 FY16 FY17 FY18 FY19 1HFY20 Individual Customers 3 1,002 1,374 1,182 106 FY16 FY17 FY18 FY19 1HFY20 Institutional Customers Reinsurance rat e 72.79 % in 1HFY20 Note: FY ended October 31 1H20 numbers are unaudited

17 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. Individual Accident Insurance • Provide a benefit in the event of death or disability of the insured (accident), or a reimbursement of medical expenses to th e i nsured (accident) • Coverage period: one year or less • Require a single premium payment for each coverage period Commercial Property Insurance • Provide basic, comprehensive and all risk policies • Customers includes more than 1,100 institutions, ranging from small start - ups to established major corporations Liability Insurance • Provide product liability and employer’s liability insurance products • Cover losses to third parties due to the misconduct or negligence of the insured party 70.5% of total commission and fee revenues in 1HFY20 Property & Casualty Insurance Products Note: FY ended October 31 1H20 numbers are unaudited Automobile Insurance • Provide both mandatory automobile insurance policies (required by law), supplemental policies (optional) • Supplemental policies accounts for 29.8% of 1H20 revenues • Customers are mainly buyers for institutional group insurance as well as some individuals • Standard automobile insurance policies: one - year coverage of damages caused to the insured vehicle

18 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. Life Insurance Products Individual Whole Life Insurance • Provides insurance for the insured person’s entire life • Coverage period: 5 - 30 years or until the insured person reaches a certain age • Face amount and interest is paid upon the death of the insured Group Life Insurance • Provides several group insurance products include group health insurance • Coverage period: one year • Requires a single premium payment Individual Term Life Insurance • Provides insurance for the insured for a specified time period or until the attainment of a certain age • Coverage period: 5 - 20 years • Expires without value if the insured survives the coverage period Individual Endowment Life Insurance • Provides maturity benefits if the insured reaches specified age • Provides to a beneficiary guaranteed benefits upon the death of the insured within the coverage period 5.2% of total commission and fee revenues in 1HFY20 Note: FY ended October 31 1H20 numbers are unaudited

19 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. • Launched in December 2018 • Service contracts with 14 enterprise customers and generated revenues of RMB2,770,000 (US$420,659) as of the date of this presentation • We conduct in - depth analysis of risks in company operations, and develop a specific risk management and transfer plan Institutional Risk Management Services Institutional Risk Management Services

20 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. • Started offering a limited number of insurance products in June 2019 • Online insurance center with technology enabled insurance service • Leverage resources online and offline, provide real time 24 - 7 customer service to our existing and potential customers • 887 registered members and generated sales of RMB119,706 (US$18,178) as of November 2020 Online Insurance Center - Needbao needbao.tianrx.com

21 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. Distribution Network & Marketing 388 sales professionals & 8 branches office in 8 major cities as of November 2020 • Collaborate with non - insurance - service companies to acquire new customers including • Participate in cultural and community events • Sponsor salons and conferences • Cooperate with car manufacturers and dealers Cross Industry Cooperation • Distribute insurance products in local markets • 8 branches in Xi'an, Qingdao, Beijing, Changsha, Wuhan, Taiyuan, Nanjing and Chongqing as of the date of this presentation • 4 new branches in progress Offline Outlet • Place targeted online advertisements on our promotional partners’ Internet platforms to promote products and services • Cooperating partners include Uflying Ltd. and Zhongmingzaixian Technology Co., Ltd. • Work with industry associations and financial institutions to place advertisements on their platform to acquire additional customers Online Platform See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss.

22 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. Competitive Strength • New business practice of making a selected group of sales personal salaried employees • 388 sales professionals as of November 2020 • Agents and employees provide high quality services to customers Dedicated Sales Professionals • 57 property and casualty insurance products and 131 life insurance products from 40+ insurance companies • Focus on both life insurance and property and casualty insurance (offline and online) Dynamic Product Offerings • In - house training program covers both product knowledge and sales skills • O ne - week orientation program for all sales professionals Rigorous Training / Development • Management team has an average over 5 years of insurance industry experience Experienced Management Team • Provide personalized customer service throughout the whole process of purchasing insurance, including in - depth customer needs and analysis, product and plan customization Premium Customer service

23 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. Growth Strategy Online Insurance Sales • Needbao is expected to become one of our major distribution channels and generate additional sales in the coming years Open New Branches • G row distribution network by opening new branches in selective Chinese cities • R ecruit more sales agents and support professionals Strengthen Relationship • O btain favorable commission rates and exclusive rights for high - margin products • C ollaborate with insurance company partners to custom - develop products Expand Product and S ervices Offering • Expand product and services offerings to attract new customers and remain competitive • Offer Risk Management Services to institutional customers Expand Into Life - Insurance Sector • D evote significant resources to grow life insurance products business • R ecruit sales and marketing professionals • L everage existing customers to cross - sell life insurance products • G row property and casualty insurances business

24 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. PART 0 4 Management and Directors

25 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. Mana gement Zhe Wang Chairman & CEO • CEO and Chairman of the board of the Company since March 2019 • CEO of Zhejiang Tianruixiang Insurance Broker Co., Ltd. since May 2016, and Beijing Wandezhonggai Management Consulting Co., Ltd. from September 2016 to March 2020 • CEO of Mingruibotong (Beijing) investment management co., Ltd. from August 2013 to March 2020 • Investment manager at Huaxia Bank from May 2008 to August 2013 • B.A. in Public Finance from Renmin University of China and EMBA at China Europe International Business School Mingxiu Luan CFO • CFO of the Company since March 2019; CFO of Zhejiang Tianruixiang Insurance Broker Co., Ltd. since May 2016 • Financial director of Mingruibotong (Beijing) investment management co., LTD. from March 2015 to March 2020 • Senior audit manager in Shandong branch of WUYIGE Certified Public Accounting LLP from November 2009 to April 2014 • Deputy director of finance department of Beijing CNlive Culture Media co., Ltd. from March 2014 to November 2014 • Bachelor‘s degree in Accounting from Shandong University of Finance and Economics • CPA in China See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss.

26

Directors

天睿祥 TRX INSURANCE BROKERS

Sheng Xu

Director Nominee

- Director nominee of the Company
- Director of the market development department of Beijing Ruisibotong Brand Management Co., Ltd. since September 2017
- Wealth manager and assistant president of Hua Xia Bank from June 2006 to August 2017
- Bachelor's degree in English from Beijing City University; EMBA from China University of International Business and Economics

Michael J. Hamilton

Independent Director Nominee

- Retired audit partner at PricewaterhouseCoopers LLP
- Member of the Board of Directors of Coda Octopus Group since 2000
- Director on the board of directors for MMC Energy, Inc. from June 2004 to December 2009, MXenergy, Inc. from October 2004 to July 2011, and Gradient Resources, Inc. from January 2010 to September 2012
- Senior Vice President at Powerlink Transmission Company from May 2012 to November 2014
- Bachelor's degree in Accounting from St. Francis College
- CPA in the US

Hai Jiang

Independent Director Nominee

- A member of the board of directors of Jiangsu Asset Appraisal Associate since June 2017
- Project manager, senior manager and general manager of Jiangsu branch of Zhongjing Minxin (Beijing) Asset Appraisal Co., Ltd. since August 2008
- Bachelor's degree in Land Resource Management Engineering from Wuhan University; Bachelor's degree in accounting from Zhongnan University of Finance and Economics

Benjamin Andrew Cantwell

Independent Director Nominee

- Security manager at Google (Hong Kong) Limited since September 2018
- Security director at Procter and Gamble (Guangzhou) Company Limited from October 2010 to September 2018
- Bachelor's degree in Chinese from Middlebury University; Master's degree in International Relations (concentration in international and Chinese law) from Nanjing University's Center for Chinese and American Studies
- Certificate in Advanced Computer Security Program from Stanford University School of Continuing Education

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

27 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. PART 0 5 Financial Highlights

28 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Inv estments maybe speculative, illiquid and there is a risk of loss. Financial Highlights Revenue ($’000) and Operating Margin (%) EPS ($) $ 2 .0 Million FY19 Revenues 1,531 3,088 2,002 1,083 708 72.9% 47.3% 5.1% 23.6% - 52.0% -60.0% -40.0% -20.0% 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% - 500 1,000 1,500 2,000 2,500 3,000 3,500 FY17 FY18 FY19 1HFY19 1HFY20 0.19 0.22 0.04 0.05 (0.05) FY17 FY18 FY19 1HFY19 1HFY20 US Dollars ▪ Revenues de creased by 35 % to $ 2 .0 million for FY19. The decrease was due to a significant decrease in commissions from automobile as a result of regulation changes ▪ Operating margin decreased to 5.1% for FY19 from 47.3% for FY18. ▪ EPS was $0.04 for FY19 as compared to $0.22 for FY18 FY19 EPS $0.04 Note: FY ended October 31 1H20 and 1H19 numbers are unaudited

29

Income Statement

天睿祥 TRX INSURANCE BROKERS

Income Statement (US$ thousands, except per share data)	FY17	FY18	FY19	1HFY19 Unaudited	1HFY20 Unaudited
Revenue	**1,531**	**3,088**	**2,002**	**1,083**	**708**
Selling and marketing expense	77	1,033	798	278	532
Compensation and related benefits	137	166	651	333	356
Rent and related utilities	48	153	213	106	97
Professional fees	111	86	124	37	49
Other general and administrative	42	176	114	74	42
Other general and administrative – related parties	-	13	-	-	-
Total operating expenses	**415**	**1,628**	**1,900**	**827**	**1,076**
Income from operations	**1,116**	**1,459**	**103**	**256**	**(368)**
Interest income	7	14	275	145	94
Interest expense	-	(22)	(18)	(25)	-
Interest expenses – related parties	-	(0)	(1)	(0)	-
Bargain purchase gain	2	-	-	-	-
Other income	7	36	55	24	42
Total other income, net	**16**	**27**	**311**	**144**	**137**
Income before income taxes	**1,132**	**1,487**	**414**	**399**	**(231)**
Income taxes	168	365	238	147	5
Net income	**963**	**1,121**	**176**	**252**	**(236)**
Net income attribute to non-controlling interest	-	0	-	0	(0)
Net income attribute to ordinary shareholders	**963**	**1,121**	**176**	**252**	**(236)**
EPS - basic and diluted	**0.19**	**0.22**	**0.04**	**0.05**	**(0.05)**

Note: fiscal year ends October 31

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

30

Balance Sheet

天睿祥 TRX INSURANCE BROKERS

Balance Sheet (US$ thousands)	10/31 2017	10/31 2018	10/31 2019	4/30 2020 Unaudited
Cash and cash equivalents	96	6,713	6,243	5,744
Restricted cash	151	915	724	724
Commissions receivable	112	265	173	264
Security deposit	-	11	17	-
Prepaid expenses and other current assets	46	107	932	1,259
Due from related parties	274	442	-	14
Total current assets	**678**	**8,453**	**8,088**	**8,004**
Security deposit – noncurrent portion	6	8	7	6
Note receivable	241	229	-	-
Interest receivable	7	17	-	-
Property and equipment, net	16	17	20	22
Intangible assets, net	40	17	170	161
Right-of-use assets, operating lease	-	-	124	195
Total non-current assets	**310**	**288**	**321**	**384**
Total assets	**989**	**8,742**	**8,410**	**8,388**
Borrowings	-	365	-	-
Borrowings – related parties	-	8	-	-
Insurance premiums payable	-	196	-	-
VAT and other taxes payable	185	377	319	314
Accrued liabilities and other payables	26	138	177	263
Due to related parties	60	183	218	273
Operating lease liabilities	-	-	78	120
Total current liabilities	**270**	**1,268**	**791**	**969**
Operating lease liabilities – noncurrent portion	-	-	40	94
Total liabilities	**270**	**1,268**	**831**	**1,063**
Ordinary shares	5	5	5	5
Additional paid-in capital	1,456	7,691	7,691	7,696
Retained earnings (accumulated deficit)	(877)	215	301	57
Statutory reserve	-	29	119	128
Accumulated other comprehensive income(loss) – foreign currency translation adjustment	131	(468)	(538)	(562)
Total TRX stockholders' equity	**714**	**7,473**	**7,578**	**7,324**
Non-controlling interest	-	0	0	0
Total equity	**714**	**7,474**	**7,579**	**7,325**
Total liabilities and equity	**985**	**8,742**	**8,410**	**8,388**

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

31

Statement of Cash Flows

天睿祥 TRX INSURANCE BROKERS

Statement of Cash Flows (US$ thousands)	FY17	FY18	FY19	1HFY19 Unaudited	1HFY20 Unaudited
Net income	963	1,121	176	252	(236)
Depreciation and amortization	11	30	35	12	14
Loss on disposal of fixed assets	0	0	0	0	0
Bargain purchase gain	(2)	0	0	0	0
Commissions receivable	(106)	(168)	91	29	(92)
Security deposits	(2)	(15)	(4)	(0)	2
Prepaid expenses and other current assets	(44)	(67)	(356)	(107)	32
Interest receivable	(7)	(11)	17	17	0
Due from related parties	(267)	(193)	448	448	(15)
Insurance premium payable	0	209	(199)	(196)	0
VAT and other taxes payables	179	214	(56)	47	(4)
Accrued liabilities and other payables	19	120	41	143	88
Due to related parties	(245)	134	37	192	58
Net cash provided by operating activities	**499**	**1,375**	**229**	**836**	**(129)**
Purchase of property and equipment	0	(10)	(12)	(12)	(6)
Payments of intangible assets	(41)	0	(183)	0	0
Changes of restricted cash	0	0	0	0	0
Cash paid for business acquisition	(232)	0	0	0	0
Cash acquired on acquisition of business	15	0	0	0	0
Proceed received from repayment of note receivable	0	0	232	235	0
Net cash provided by investing activities	**(258)**	**(10)**	**37**	**223**	**(6)**
Proceeds received from borrowings	0	708	0	0	0
Repayments made for borrowings	0	(320)	(369)	(249)	0
Proceeds received from related parties' borrowings	0	34	0	0	0
Repayments made for related parties' borrowings	0	(25)	(8)	(0)	0
Payments of deferred offering costs	0	0	(494)	(401)	(349)
Capital contribution from shareholders	0	6,090	0	0	0
Net cash provided by financing activities	**0**	**6,487**	**(871)**	**(649)**	**(344)**
Effect of changes of foreign exchange rates on cash, cash equivalents and restricted cash	3	(471)	(56)	277	(20)
Net (decrease) increase in cash, cash equivalents and restricted cash	**244**	**7,380**	**(661)**	**687**	**(499)**
Cash, cash equivalents and restricted cash, BoP	**3**	**247**	**7,627**	**7,627**	**6,967**
Cash, cash equivalents and restricted cash, EoP	**247**	**7,627**	**6,967**	**8,314**	**6,468**

Note: fiscal year ends October 31

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments maybe speculative, illiquid and there is a risk of loss.

Investor Relations: Sherry Zheng shunyu.zheng@weitian - ir.com +1 718 213 7386 At the Company: Zhe Wang, CEO wangzhe @tianrx.com +86 135 0120 5319 At the Underwriter : Steven Sun jsun@netw1.com +1 973 204 9757